KENNETH M. CHRISTISON
                                 ATTORNEY AT LAW
                               601 GLENWOOD AVENUE
                              MILL VALLEY, CA 94941




                                                                 May 5, 1997

           BOARD OF DIRECTORS
           IMMECOR CORPORATION
           100 Professional Center Drive
           Rohnert Park,  CA 94928-2137


           Reference:      Corporate Records of Immecor Corporation, a
                              California Corporation


           Dear Directors:

           You have requested my opinion as to the legality of the securities being registered by Immecor Corporation (the Company) under the Securities Act of 1933, as amended (the Act), by filing a registration statement on Form SB-2, relating to the offering of up to 750,000 shares of its common stock (the Shares), as described in the registration statement.

           Attached to your request for my opinion are the Company's filed Articles of Incorporation, approved By-laws, signed resolutions of the Board of Directors of the Company concerning the offering, the registration statement, and such other corporate documents as I consider necessary or appropriate to the rendering of this opinion. I have reviewed and considered all of these documents.

           Upon the basis of such examination, it is my opinion that, when the registration becomes effective under the Act, and when the Shares are duly issued and delivered to the purchasers against payments of the consideration therefor, the Shares will, upon sale and transfer, be legally issued, fully paid and non-assessable.

           I hereby consent to the filing of this opinion as an exhibit to the offering statement.


           Sincerely,



           KENNETH M. CHRISTISON, Esq.
                      Voice: 415-389-0661 Fax: 415-389-6960